EXHIBIT 99.1

FOR IMMEDIATE RELEASE: FEBRUARY 21, 2008

LEGGETT & PLATT ANNOUNCES SHARE REPURCHASE AUTHORIZATION,

BOARD CHANGES, AND QUARTERLY DIVIDEND

Carthage, MO, February 21, 2008 —

•	Board increases 2008 stock repurchase authorization to total of 30 million shares

•	Harry M. Cornell, Jr. and Felix E. Wright to complete final year of Board service in May

•	Board anticipates election of Richard T. Fisher as new, independent chair

•	1Q dividend is $.25 per share, a 47% increase over $.17 dividend in 1Q 2007

Leggett & Platt’s Board of Directors increased the company’s share repurchase authorization for 2008. Combined with the Board’s standing annual authorization, the company now has latitude to purchase up to 30 million shares (approximately 18%) of its outstanding stock during the calendar year. The Board made no commitment to repurchase shares, but instead gave management the freedom to decide when and how many shares to buy, subject to factors including the company’s availability of cash, the timing of proceeds from anticipated divestitures, the price of Leggett’s stock, and general economic and market considerations.

The Board also announced that Felix E. Wright, Chairman, and Harry M. Cornell, Jr., Chairman Emeritus, have chosen not to seek reelection in 2008. Leggett & Platt’s bylaws allow directors to serve until age 72, unless a waiver is granted. Mssrs. Wright and Cornell have decided not to request such a waiver.

Mr. Cornell, grandson of company co-founder J. P. Leggett, joined the company in 1950. Mr. Wright joined the company in 1959 when he was hired by Mr. Cornell. David S. Haffner, President, CEO, and fellow board member, commented, “Together, Harry and Felix have served Leggett & Platt for 107 years. To a large degree, though they would be reluctant to take the credit, they have been the architects of our company’s success and growth over the last five decades. Their legacy of partnership and teamwork, as both employees and board members, characterizes well the culture of our company. They will be greatly missed.”

In response to Mr. Wright’s decision, the Board’s Nominating Committee recommended, and the full Board anticipates, the election of Richard T. Fisher as independent chair at Leggett’s next quarterly Board meeting. Mr. Wright, chair since 2002, stated, “We are excited to have an individual of Mr. Fisher’s caliber become Leggett’s next chairman. A seasoned board member, Richard has served as our Presiding Director since 2003. He has performed admirably, and we have high expectations of what he will accomplish as he leads our Board of Directors.”

Lastly, the Board of Directors declared a first quarter dividend of $.25 per share, a 47% increase over last year’s first quarter dividend of $.17 per share. The dividend will be paid on April 15, 2008 to shareholders of record on March 14, 2008. Leggett’s dividends have increased annually for 37 consecutive years, at a compound average growth rate of better than 14%. Only one other Fortune 500 company has achieved as long a string of consecutive increases at a 14% growth rate.

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FOR MORE INFORMATION: Visit Leggett’s website at www.leggett.com.

COMPANY DESCRIPTION: Leggett & Platt (NYSE: LEG) is a FORTUNE 500 diversified manufacturer that conceives, designs and produces a broad variety of engineered components and products that can be found in virtually every home, office, retail store, and automobile. The company serves a broad suite of customers that comprise a “Who’s Who” of U.S. manufacturers and retailers. The 125-year-old firm’s continuing operations are composed of 22 business units, 24,000 employee-partners, and more than 250 facilities located in 20 countries.

Leggett & Platt is North America’s leading independent manufacturer of: a) components for residential furniture and bedding; b) retail store fixtures and point of purchase displays; c) components for office furniture; d) drawn steel wire; e) automotive seat support and lumbar systems; f) carpet underlay; g) adjustable beds; and h) bedding industry machinery for wire forming, sewing and quilting.

CONTACT: (417) 358-8131 or invest@leggett.com

David M. DeSonier, Vice President of Strategy and Investor Relations

Susan R. McCoy, Director of Investor Relations

P. O. BOX 757 • NO. 1 LEGGETT ROAD • CARTHAGE, MISSOURI 64836-0757 • 417/358-8131